AMENDED EMPLOYMENT AGREEMENT

  This Amended Employment Agreement ("Amendment") is made and entered into as of June 30, 1998 by and between High Plains Corporation, a Kansas Corporation ("Company") and Raymond G. Friend ("Employee").

  WHEREAS, the parties hereto are the same parties to that certain Employment Agreement dated April 1, 1995, and both parties wish to amend and modify the terms of that Employment Agreement as set forth herein.

  NOW, THEREFORE, in consideration of the terms, covenants and conditions set forth herein, the parties agree as follows:

1. Except as otherwise specifically set forth herein, both Company and Employee each hereby waive all rights and benefits under the Employment Agreement dated April 1, 1995, as well as under any other employment agreements between the parties, whether written, oral, or otherwise, and each specifically releases the other from any other obligations thereunder. Each party further waives and releases any claims which he might currently have against the other arising out of the employment, or the modification of that employment arrangement by this amendment. Employee hereby resigns as President of Company effective June 30, 1998.

2. Employee will continue to be employed by Company on a non-exclusive basis commencing July 1, 1998 and continuing through June 30, 2000. During this period he will be free to obtain other employment, and his only employment obligations with Company shall be generally to promote the best interests of Company, and specifically to advise and cooperate with the Company on an as needed basis at mutually agreeable times, defined to at least include meetings with Company representatives not more than twice monthly and not more than two hours in duration. Additionally, for a period of ten years from the date hereof, Employee will cooperate with Company in any litigation involving Company, and in which he is either subpoenaed, or requested by Company to testify.

During the period of this continued employment, Employee shall not become an employee of (or independent contractor for) any other ethanol manufacturer within the continental United States. However, Company acknowledges that Employee may engage in the business of buying and selling ethanol for others on a brokerage basis during this period, provided that Company shall have a first right of refusal to supply ethanol to Employee for Employee's needs, and provided further that Company will also have a first right of refusal on any ethanol related business opportunities which Employee might procure or develop. If Company does not exercise its first right of refusal within a reasonable time after presentation of the proposal, Employee may proceed with that transaction on an individual basis with no further obligation or duty therein to Company.

3. Employee may, at his option, continue to serve as an employee director of the Company, with all the rights and responsibilities of that position, but acknowledges that he will receive no additional compensation therefor unless compensation is later paid to other employee directors of Company, or unless the Board adopts a policy to provide for compensation to other employee directors. Company does agree to pay reasonable expenses incurred by Employee for attendance of out of town board meetings.

4. As compensation for this continued employment, Employee shall be paid the total sum of $600,000 (less taxes and other lawful or agreed deductions), with $300,000 of that amount payable on June 30, 1998, and the remaining $300,000 payable ratably on the Company's normal payroll dates over the twenty-four month term of employment.

During the continued employment, Employee shall continue to receive the following employment benefits as if he were an employee officer under the Company's current plans, or as those plans are amended, provided such amendments apply uniformly throughout the company:

  Health and Dental Insurance
  Life Insurance
  Disability Insurance
  401(k) plan
  Employee Stock Purchase Plan (continued as a 10 year employee officer)

Upon execution of this amendment, Employee shall pay Company an amount equal to the cash surrender value of any key man life insurance policies owned by Company, at which time Company shall assign ownership of said policies to Employee. Company also grants to Employee the option to purchase the GMC Suburban vehicle owned by the Company, and which is currently provided to Employee, for the sum of $29,000, provided that this option is exercised on the date of the execution of this amendment. Employee may also purchase the cellular phone and charger/car adapter equipment installed in the Suburban for the additional sum of $300. If Employee elects not to purchase this vehicle or phone equipment, the items not purchased and all keys thereto, shall be delivered to Company immediately. Employee may also keep the same cellular phone number and account provided that the contract is assigned to him personally, and Company is no longer responsible therefor.

Employee acknowledges receipt of all amounts and benefits due or accrued from Company for wages, salary, bonus, vacation, expense reimbursement, or other compensation or benefit of any kind whatsoever, through June 30, 1998, and releases Company for any claims therefor. No additional vacation will accrue during the term of continued employment, and any and all other employment benefits from Company not specifically set forth herein are specifically waived by Employee. Employee acknowledges that he has no authority to bind the corporation to any contracts or agreements as of the date hereof, and will not purport to commit the Company in any way. Employee will not be entitled to reimbursement of any further expenses by the corporation unless specifically provided herein, or approved in writing in advance by an appropriate corporate officer, or the Company's Board of Directors.

In connection with this continued employment, Employee shall surrender all of his existing stock options previously issued by the Company. All such options (except the options described in the following sentence) shall be reissued by Company to Employee as non-qualified options on terms set forth in the Company's 1992 Stock Option plan, retaining the same exercise price and re-load rights (if any) as the previous options, but eligible for immediate exercise, and with an expiration date of September 30, 2000. However, the parties agree that in return for Employee's surrender of the 72,000 stock options which he currently holds, and which have an exercise price of $5.382 and an expiration date of 12/10/2002, Company shall issue employee 36,000 new non-qualified stock options under the terms of the Company's 1992 Stock Option Plan, with an exercise price of $2.625, and an expiration date of 12/10/2001.

5. The letter of recommendation attached hereto as Exhibit A shall be maintained in Employee's personnel file, and shall constitute the recommendation letter disseminated by Company regarding Employee for all future inquiries. The parties specifically agree that Company's employment file on Employee shall not contain anything derogatory of Employee, and Employee agrees that he shall not make any negative or derogatory statements regarding Company, its officers, directors, or employees. Company agrees to instruct its employees and directors not to make any negative or derogatory statements regarding Employee, and further agrees to use reasonable efforts to enforce that instruction. Provided, however, that the foregoing shall not be construed to prevent full, fair, and complete discussion of grievances and any future business among the parties, or to inhibit either party or its representatives from testifying under subpoena or in the context of any criminal or civil court proceeding.

6. Any press releases announcing Employee's resignation as president, or the change in Employee's relationship with the Company pursuant to this amendment, shall be subject to approval by Employee prior to release.

7. All material correspondence directed to Employee and received by Company during the term of this agreement shall be copied and/or logged and provided to Employee within a reasonable time after receipt. Regarding phone calls received by the Company for Employee during the term of this agreement, Company agrees to ask its staff to respond as set forth in the attached Exhibit B.

8. All payments to Employee set forth herein (exclusive of employment benefits) shall continue in the event of the death or disability of Employee, during the term of this Amended Employment Agreement. All such payments shall be paid directly to Employee's heirs at law under the same terms and conditions.

9. This agreement represents the sole agreement of the parties hereto, incorporating all other agreements, whether written or oral, no modifications of this agreement shall be effective unless in writing and signed by both parties, and no other prior agreements between the parties shall be of any further force or effect.

10. In the event the Company terminates the Employee, whether with or without cause, then Company agrees that it shall still be obligated to specifically perform all the terms and conditions herein.

  IN WITNESS WHEREOF, the parties have executed this agreement as of the day and year first written above.

EMPLOYEE:                                 COMPANY:



/s/Raymond G. Friend                      HIGH PLAINS CORPORATION




                                          By:  /s/Gary R. Smith, C.E.O.

                                 Exhibit A

(On Company letterhead)

To:  Whom it may concern
Re:  Raymond G. Friend
     Employment History
Date:  June 18, 1998

Ray Friend was initially employed by our company in June 1985 as Controller. In April of 1990, he became an officer in our company, being elected to the positions of Vice President of Finance and Marketing and Chief Financial Officer of the company. In 1995, Mr. Friend was elected Executive Vice President and retained his title of Chief Financial
Officer.  In April 1997, he was elected President of High Plains
Corporation and in May of 1997 was appointed to the Company's Board of Directors. In November of 1997, he was elected by shareholders to the Board for a three year term.

Mr. Friend resigned as President in June of 1998 for personal reasons and continues as a Director for the company, serving on both the Finance and Capital Expenditures and the Mergers and Acquisition committees of the Board.

Mr. Friend was active within the Industry, serving for eleven years on the Board of The Clean Fuels Development Coalition (CFDC), a national organization with headquarters in Washington, DC that was formed to promote the development and use of clean alternative fuel sources. During this time, he served as Chairman of CFDC for two terms. He has also served as President of the Kansas Ethanol Association, an organization of ethanol producers which operate plants in the state of Kansas, for twelve years.

He was part of a three person team that took over management of this publicly owned company in 1985, when the company was essentially bankrupt, and through their combined efforts turned the company around, increasing the market capitalization from $47 thousand to a level as high as $150 million.
Mr. Friend has been a dedicated employee during the thirteen years he has worked here performing an assortment of duties. We would highly recommend him to any potential future employer for almost any facet of business management or marketing.

Sincerely,

/s/Daniel O. Skolness
Chairman of the Board
High Plains Corporation

                                 Exhibit B

                       MEMO RE TELEPHONE REQUESTS
                               FOR RAY FRIEND



To:  High Plains Corporation Office Staff

In the event you receive telephone calls asking to speak with Ray Friend, please respond as follows:

"Mr. Friend is no longer involved in the daily operations of the Company. I would be happy to direct your call to the appropriate department. If you need to speak directly with Mr. Friend, his new phone number is 681-0080."

If further questioned as to Ray's status, refer the calls to Gary Smith or Chris Standlee.

Responses by Gary and/or Chris will essentially state that "Ray is no longer officing here. We have retained his services on a consulting basis to assist with ongoing business. What may I do to help you."